Exhibit 99.1

Deckers Outdoor Corporation Reports Second Quarter 2011 Financial Results

Company Reports Second Quarter Sales Increased 12.5% to a Record $154.2 Million

Company Raises Fiscal 2011 Outlook

GOLETA, Calif.--(BUSINESS WIRE)--July 28, 2011--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the second quarter ended June 30, 2011. Please note that the accompanying balance sheets and statements of operations do not reflect the acquisition of the Sanuk® brand, which closed on July 1, 2011.

Second Quarter Review

  Net sales increased 12.5% to $154.2 million compared to $137.1 million last year.
  Gross margin was 42.7% compared to 44.3% last year.
  Diluted loss per share was $(0.19) compared to diluted earnings per share of $0.23 last year.
  UGG® brand sales increased 8.0% to $108.3 million compared to $100.2 million last year.
  Teva® brand sales increased 29.1% to $40.3 million compared to $31.2 million last year.
  Domestic sales increased 26.9% to $82.8 million compared to $65.2 million last year.
  Retail sales increased 102.2% to $20.1 million compared to $10.0 million last year; same store sales rose 23.6%.
  eCommerce sales increased 10.3% to $5.7 million compared to $5.2 million last year.

“We had a productive second quarter highlighted by year-over-year sales increases in our domestic and international wholesale channels as well as our consumer direct channels,” commented Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. “The growth of our domestic business was primarily driven by strong sell through of the UGG brand spring line. We also experienced increased demand for the Teva brand light hiking and multi-sport footwear. Overseas, higher sales of the Teva brand spring collection and an increase in the UGG brand fall product shipments to distributors helped offset the shift of UGG brand revenues that occurred from our conversion to wholesale operations in the United Kingdom, Benelux, and France. While our bottom line declined year over year due primarily to the additional costs associated with the transition to wholesale operations in the U.K. and Benelux, eleven new retail stores, and other infrastructure investments, we were able to leverage our higher than planned sales to generate a net loss that was better than originally expected. As we start the second half of the year, we are excited about the pace of our business and future prospects. We have taken important steps that we believe will broaden the Company’s growth opportunities and expand our earnings potential, including diversifying our merchandise offering, reassuming distribution rights in key geographic regions, accelerating our retail store openings, and acquiring the authentic, innovative Sanuk® brand. We have also strengthened our eCommerce operating platform and believe we have the right pieces in place to successfully execute our strategic plan and achieve our near and long-term objectives.”

Division Summary

UGG® Brand

UGG brand net sales for the second quarter increased 8.0% to $108.3 million compared to $100.2 million for the same period last year. The sales gain was primarily attributable to an increase in sales of the spring line at company-owned retail stores, higher domestic spring wholesale sales, and an increase in global shipments of fall product to international distributors in regions where we continue with the distributor model. This increase was partially offset by a decrease in fall product distributor sales in the United Kingdom and Benelux, which will shift into the third quarter as the result of the conversion to wholesale operations in certain European markets.

Teva® Brand

Teva brand net sales increased 29.1% to $40.3 million for the second quarter compared to $31.2 million for the same period last year. The sales improvement was driven by an increase in global shipments of spring product, including higher sales of closed toe footwear, partially offset by lower reorders of sandals in the United States. The second quarter of 2011 also benefited from the conversion to a wholesale business model in the United Kingdom.

Other Brands

Combined net sales of the Company’s other brands were $5.7 million for the second quarter compared to $5.6 million for the same period last year.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 102.2% to $20.1 million for the second quarter compared to $10.0 million for the same period last year, driven by eleven new stores and a same store sales increase of 23.6% for those stores that were open for the full three-month periods ended June 30, 2010 and 2011.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 10.3% to $5.7 million for the second quarter compared to $5.2 million for the same period last year. This increase was primarily attributable to higher demand for the UGG brand driven by new product introductions and enhanced marketing efforts combined with the launch of the UGG brand’s United Kingdom website.

Balance Sheet

At June 30, 2011, cash and cash equivalents decreased 2.6% to $325.2 million, which does not reflect cash payments of $126.6 million associated with the acquisition of substantially all of the assets related to the Sanuk brand that closed on July 1, 2011, compared to $333.7 million at June 30, 2010. Inventories at June 30, 2011 increased 74.4% to $210.0 million compared to $120.5 million at June 30, 2010. By brand, UGG inventory increased $74.9 million to $178.7 million at June 30, 2011, Teva inventory increased $11.0 million to $22.3 million at June 30, 2011, and our other brands’ inventory increased $3.6 million to $9.0 million at June 30, 2011. The increase in inventory at June 30, 2011 was primarily attributable to the growth in fall orders for the UGG brand, the warehousing of fall 2011 inventory supporting the new wholesale United Kingdom and Benelux business that was previously fulfilled by international distributors, and the increase in retail stores.

Full-Year 2011 Outlook

  Based on better than expected second quarter results and an improved outlook, the Company is raising its full-year outlook. This guidance includes the impact of the Sanuk® brand which was acquired on July 1, 2011.
  The Company now expects its full-year revenue to increase approximately 26% over 2010 levels, compared to previous guidance of approximately 21%. UGG brand sales are expected to increase approximately 25%, compared to previous guidance of 21%. Teva brand sales are expected to increase in the low 20% range, while other brand sales are expected to remain flat compared to prior year. The newly acquired Sanuk brand is expected to generate sales in the low $20 million range in the second half of the year.
  The Company now expects its full-year diluted earnings per share to increase approximately 17% over 2010, compared to previous guidance of approximately 13%. This guidance assumes a gross profit margin between 50% and 51% and SG&A as a percentage of sales of approximately 29%.
  Fiscal 2011 guidance includes estimates of approximately $34.5 million, or $0.60 per diluted share, pertaining to incremental investments and expenses in 2011 associated with new marketing and advertising programs, increased legal spend related to intellectual property rights protection, expenses related to the transition to a wholesale business model in Europe, and due diligence, audit, and transaction fees associated with the acquisition of the Sanuk brand.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2011 revenue to increase approximately 38% and diluted earnings per share to increase approximately 22% over 2010 levels.
  The Company currently expects fourth quarter 2011 revenue to increase approximately 22% and diluted earnings per share to increase approximately 36% over 2010 levels.

The Company’s conference call to review second quarter 2011 results will be broadcast live over the internet today, Thursday, July 28, 2011 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com. You can access the broadcast by clicking on the “Investors” tab and then clicking on the microphone icon on the right side of the screen. The broadcast will be available for at least 30 days following the conference call. You can also access the broadcast at www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Sanuk®, Teva®, Simple® Shoes, TSUBO®, Ahnu® and MOZO® are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. In addition, the results reported in this release may differ from actual results filed with the Securities and Exchange Commission (SEC) for the quarter ended June 30, 2011 if material events or circumstances occur between now and our SEC filing. Those risks and uncertainties include, among others: the recent financial crisis and current global economic uncertainty; the ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; impairment losses on our intangible or tangible assets; flaws, shortages, or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; the risks of international commerce of manufacturing in China and Vietnam; the risks of conducting business outside the US, including foreign currency and global liquidity risks; the international markets we sell to are subject to compliance with a variety of laws and political and economic risks; risks related to international trade and import regulations and security procedures; our ability to implement our growth strategies, including our ability to successfully integrate newly acquired brands or convert international distributors to wholesale models; the success of our customers and the risk of losing one or more of our key customers; our ability to protect our intellectual property rights or deter counterfeiting; our dependence on independent manufacturers to maintain a continuous supply of finished goods that meet our quality standards; liquidity and market risks for our cash equivalents; the risk of losing key personnel; the interruption of key business processes and supporting information systems; loss of our warehouses; the impact of increases in petroleum and other energy prices, or demand for ocean containers or other means of transportation; the sensitivity of our sales to seasonal and weather conditions; we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; and the volatility of our common stock. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which the Company filed with the SEC on March 1, 2011, and under “Risk Factors” in any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$325,170	445,226
Trade accounts receivable, net	106,952	116,663
Inventories	210,044	124,995
Prepaid expenses and other current assets	21,284	16,846
Income taxes receivable	16,285	-
Deferred tax assets	12,002	12,002
Total current assets	691,737	715,732

Property and equipment, at cost, net	54,541	47,737
Intangible assets, net	23,855	24,918
Deferred tax assets	16,695	15,121
Other assets	8,299	5,486

Total assets	$795,127	808,994

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$107,375	67,073
Accrued payroll	12,780	35,109
Other accrued expenses	12,345	17,515
Income taxes payable	553	25,166
Total current liabilities	133,053	144,863

Long-term liabilities	9,973	8,456

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	385	386
Additional paid-in capital	144,148	137,989
Retained earnings	505,382	513,459
Accumulated other comprehensive (loss) income	(968)	1,153
Total Deckers Outdoor Corporation stockholders' equity	648,947	652,987
Noncontrolling interest	3,154	2,688
Total equity	652,101	655,675

Total liabilities and equity	$795,127	808,994

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$154,222	137,059	$359,073	292,986
Cost of sales	88,310	76,316	190,683	154,336
Gross profit	65,912	60,743	168,390	138,650

Selling, general and administrative expenses	76,710	47,527	150,993	96,613
(Loss) income from operations	(10,798)	13,216	17,397	42,037

Other income, net:	43	497	181	562
(Loss) income before income taxes	(10,755)	13,713	17,578	42,599

Income tax (benefit) expense	(3,227)	4,803	5,273	15,549

Net (loss) income	(7,528)	8,910	12,305	27,050
Net loss (income) attributable to the noncontrolling interest	189	56	(466)	(189)

Net (loss) income attributable to Deckers Outdoor Corporation	$(7,339)	8,966	$11,839	26,861

Net (loss) income per share attributable to Deckers
Outdoor Corporation common stockholders:
Basic	$(0.19)	0.23	$0.31	0.69
Diluted	$(0.19)	0.23	$0.30	0.69

Weighted-average common shares outstanding:
Basic	38,670	38,667	38,640	38,649
Diluted	38,670	39,081	39,304	39,081

CONTACT:
Deckers Outdoor Corporation
Tom George, 805-967-7611
Chief Financial Officer
or
Investor Relations:
ICR, Inc.
Brendon Frey, 203-682-8200